Dennis James Kazubowski
Attorney at Law
715 North First Street, Suite 21
San Jose, CA 95112-6309
(408) 280-7671

MILITARY EXPERIENCE

March 1973 to July 1979: United States Marine Corps - Honorable Discharge

Sept.. 1980 to Sept.. 1983: United States Army - Honorable Discharge

EDUCATION

June 1984: Associates of Arts - Business Administration, San Diego Mesa College, CA

June 1986: Bachelor of Science in Laws, Western State University, San Diego, CA.

May 1988: Juris Doctor, Thomas Jefferson School of Law, San Diego, CA.

WORK EXPERIENCE

May 1986 to May 1988: Office of Pre-Trial Services, San Diego, CA. Duties included screening in and out of custody defendants to determine eligibility for Public Defender Services. Review matters after case concluded to determine appropriate amount of fees, if any, to charge defendant for the legal services rendered.

Dec. 1989: Admitted to the California State Bar.

Dec. 1989: Admitted to the United States District Court for the Southern District

Jan. 1990: Admitted to the United States District Court for the Northern District

July 1992: Admitted to the United States Court of Appeals fir the Ninth Circuit

From 1990 to 1994 I was an associate attorney in the Law Firm of HOFFMAN & KAZUBOWSKI, my areas of legal representation were Family Law, Civil Litigation and Criminal Defense. During this time period I was either lead counsel or co-counsel in approximately 12 court or jury trials. I also prepared and argued numerous motions, petitions and applications for orders, conducted many depositions, debtor examinations, pre-trial conferences, settlement conferences and dozens of arbitration's.

From 1994 to present I have been a sole practitioner. My areas of practice are Criminal Defense (70%), Family Law (20%), and Civil Litigation (10%). I have been counsel for more that 20 criminal jury trials, of which most were felony matters. The type of cases range from disturbing the peace, to resisting arrest, to assault and battery, to attempted murder, with many of the cases being 3 strike cases. In the past 16 years I have had more than 400 clients, and I am familiar with the billing practices of private attorney's in Santa Clara County, California.

PROFESSIONAL ASSOCIATIONS

I am a member of the California State Bar, the Santa Clara County Bar Association, a Life Member of the Delta Theta Phi Law Fraternity, Santa Clara County Trial Lawyers Association and a Member of the National Association of Criminal Defense Lawyers (NACDL).